Exhibit 4.2

ChinaCache International Holdings Ltd.

Incorporated in the Cayman Islands

REGISTERED	REGISTERED
SHARE CERTIFICATE	SHARE CERTIFICATE

CERTIFICATE NO.	NO. OF SHARE(S)

This is to Certify that                                              of                        is/are the Registered Holder(s) of Ordinary Share(s) of USD 0,0001 each numbered                              inclusive in the above-named Company, subject to the Memorandum and Articles of Association of the Company.

Given under the Common Seal of the said Company

this                 day of

Director